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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation
VitaCube Systems Inc.	Colorado
VitaCube Network Inc.	Colorado

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  SUBSIDIARIES OF THE REGISTRANT